UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 15, 2012

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 15, 2012, Taylor Capital Group, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., in its capacity as representative of the other underwriters named therein (the “Underwriters”), with respect to the issuance and sale (the “Offering”) by the Company and the purchase by the Underwriters, acting severally and not jointly, of 4,000,000 shares of the Company’s Perpetual Non-Cumulative Preferred Stock, Series A, with a liquidation preference of $25 per share (the “Preferred Stock”).  The closing of the sale of the Preferred Stock occurred on November 20, 2012.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties, and termination provisions.

In the ordinary course of business the Underwriters or their respective affiliates have engaged and may in the future engage in various financing, commercial banking and investment banking services with, and provide financial advisory services to, the Company and its affiliates for which they have received or may receive customary fees and expenses.

Under the terms of the Underwriting Agreement, the Company agreed to indemnify the Underwriters and their respective controlling persons against certain specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters and their respective controlling persons may be required to make in respect of these liabilities.  The representations and warranties contained in the Underwriting Agreement may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The net proceeds of the Offering to the Company were approximately $96.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Offering was made pursuant to the prospectus supplement dated November 15, 2012 and the accompanying base prospectus dated January 26, 2011, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-171634) (the “Registration Statement”).

The above summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the Underwriting Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1 and incorporated herein by reference.  A copy of the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP relating to the legality of the issuance and sale of Preferred Stock in the Offering is attached to this Current Report on Form 8-K as Exhibit 5.1.

Item 3.03.  Material Modification to Rights of Security Holders.

On November 20, 2012, the Company issued and sold 4,000,000 shares of the Preferred Stock. Under the terms of the Preferred Stock, the Company’s ability to declare or pay dividends or make distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock or any other preferred stock ranking on parity with or junior to the Preferred Stock is subject to certain restrictions in the event that the Company does not pay in full or declare and set aside for payment in full dividends on the Preferred Stock. The terms of the Preferred Stock are more fully set forth in the Certificate of Designations described in Item 5.03 below (the “Certificate of Designations”) and filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 19, 2012, the Company filed the Certificate of Designations with the Secretary of State of Delaware to establish the preferences, powers, rights and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, of the Preferred Stock.  The Certificate of Designations became effective upon filing, and a copy is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.  Other Events.

The following documents are being filed with this Current Report on Form 8-K and shall be incorporated by reference into the Registration Statement: (i) the Underwriting Agreement; (ii) the Certificate of Designations; (iii) a validity opinion with respect to the Preferred Stock; and (iv) a calculation of ratio of earnings to fixed charges and preferred stock dividends.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

1.1                               Underwriting Agreement, dated November 15, 2012, by and between Taylor Capital Group, Inc. and Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein.

3.1                               Certificate of Designations of Perpetual Non-Cumulative Preferred Stock, Series A, dated November 19, 2012.

5.1                               Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated November 20, 2012.

12.1                        Calculation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1                        Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 20, 2012

TAYLOR CAPITAL GROUP, INC.

/s/ Brian T. Black
By:	Brian T. Black
General Counsel and Corporate Secretary